UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 10, 2006 (February 7, 2006)
HEALTHSPRING, INC.
(Exact name of registrant as specified in charter)

Delaware	001-32739	20-1821898
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

44 Vantage Way, Suite 300
Nashville, Tennessee	37228
(Address of principal executive offices)	(Zip Code)
(615) 291-7000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On February 7, 2006, HealthSpring, Inc. (“HealthSpring”) and Renaissance Physician Organization (“RPO”) concluded negotiations of a settlement of all matters related to a prior agreement by HealthSpring to compensate RPO through the issuance of a warrant to purchase up to approximately 1% of HealthSpring’s common stock as of HealthSpring’s recapitalization on March 1, 2005. The warrant was to become exercisable over a period of five years based upon the achievement by RPO of certain performance goals to be negotiated by the parties. Under the terms of the settlement, HealthSpring made a cash payment of $4.0 million to RPO on February 8, 2006 in satisfaction of HealthSpring’s obligation to issue RPO the warrant described above.
     RPO is a Texas non-profit corporation that is an affiliation of 13 independent physician associations providing medical services primarily in, or in counties surrounding, the greater Houston, Texas metropolitan area. GulfQuest, L.P., one of HealthSpring’s wholly-owned HMO management subsidiaries, provides medical management, claims processing, provider relations, credentialing, finance, and reporting services for RPO’s Medicare and commercial health plan members, and receives a management fee from RPO for these services. RPO has also contracted with Texas HealthSpring, LLC, a HealthSpring HMO subsidiary, to provide medical services and procedures to the members of Texas HealthSpring’s Medicare plans covering the RPO service areas. Herb Fritch, the President and Chief Executive Officer of HealthSpring, serves as the President of RPO, and Dr. Pasquale Pingitore, the Senior Vice President and Chief Medical Officer of HealthSpring, serves as the Chief Medical Officer of RPO.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits

10.1	Letter Agreement dated February 7, 2006, by and between HealthSpring, Inc. and Renaissance Physician Organization

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHSPRING, INC.
By:	/s/ J. Gentry Barden
J. Gentry Barden
Senior Vice President, Corporate General Counsel, and Secretary

Date: February 10, 2006

EXHIBIT INDEX

10.1	Letter Agreement dated February 7, 2006, by and between HealthSpring, Inc. and Renaissance Physician Organization

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